Exhibit 99.1

 Whitestone REIT

FOR IMMEDIATE RELEASE

WHITESTONE REIT ANNOUNCES QUARTERLY DIVIDEND OF $0.15 PER SHARE, PAYABLE IN THREE MONTHLY PAYMENTS OF $0.05 PER SHARE

HOUSTON, TX May 21, 2007: Whitestone REIT (formerly Hartman Commercial Properties REIT), which owns and manages 36 commercial properties in Texas, announced today that the Board of Trustees has approved a dividend of $0.15 per common share for the second quarter of 2007.

The dividend is payable in three monthly payments of $.05 per share. Dividend payments will be made on or about on or about the first day of July, August, and September.

Chairman and Interim Chief Executive Officer James Mastandrea said, “We are pleased to continue to pay our dividend at $0.15 per quarter. Our balance sheet is strengthening and leasing activity remains encouraging.”

Mastandrea added, “We have plans for upgrading some properties, which we expect will improve future results.”

Whitestone REIT’s strategic plan provides for profitable growth by making investments in attractive commercial properties outside of Texas in cities with exceptional demographics which also has the benefit of diversifying; selling assets that have little or no growth potential; adding value to currently owned properties that have upside potential through capital improvements; and raising additional equity in the capital markets.

ABOUT WHITESTONE REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:
Dick Vaughan, Director of Marketing and Public Relations
713-827-9595, Ext. 3034